SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 6, 2006

POGO PRODUCING COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-7792	74-1659398
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

5 Greenway Plaza, Suite 2700

Houston, Texas 77046-0504

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (713) 297-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐         Written communications pursuant to Rule 425 under the Securities Act  (17 CFR 230.425)

☐         Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                     Entry into a Material Definitive Agreement.

Item 2.03                     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet
                        Arrangement of a Registrant.

                    On June 6, 2006, Pogo Producing Company (the “Company”) issued and sold $450 million aggregate principal amount of 7.875% Senior Subordinated Notes due 2013 (the “Notes”).  The Notes were issued in a private placement pursuant to an Indenture, dated as of June 6, 2006, between the Company and The Bank of New York Trust Company, N.A., as trustee.

                    The Notes are unsecured senior subordinated obligations of the Company, rank equally in right of payment with the Company’s existing and future senior subordinated indebtedness, and are subordinated in right of payment to the Company’s obligations under its revolving credit facility and any of the Company’s existing and future senior indebtedness.

                    The Company will pay interest on the Notes on May 1 and November 1 of each year, beginning on November 1, 2006.  The Notes mature on May 1, 2013.  There is no sinking fund for the Notes.

                    Prior to May 1, 2009, the Company may redeem up to 35% of the aggregate original principal amount of the Notes at a redemption price of 107.875% of the principal amount of the Notes, plus accrued and unpaid interest, from the net proceeds of specified equity offerings.  Prior to May 1, 2010, the Company may redeem Notes in whole or in part at a redemption price that includes a make-whole premium and accrued and unpaid interest to the date of redemption.  On or after May 1, 2010, the Company may redeem all or a portion of the Notes at a redemption price of 103.938% of the principal amount and decreasing percentages thereafter, plus accrued and unpaid interest to the date of redemption.  If the Company experiences a change of control (as defined in the indenture governing the Notes), subject to certain exceptions, the Company must give holders of the Notes the opportunity to sell to the Company their Notes, in whole or in part, at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of purchase.

                    The Company and its restricted subsidiaries are subject to certain negative covenants under the indenture governing the Notes.  The indenture governing the Notes limits the Company’s and its restricted subsidiaries’ ability to, among other things:

•                  incur additional indebtedness;

•                  pay dividends or make other distributions on stock, repurchase stock or redeem subordinated obligations;

•                  make investments;

•                  create liens on assets;

•                  sell assets or sell capital stock of the Company’s subsidiaries;

•                  enter into agreements that restrict the ability of the Company’s restricted subsidiaries to pay dividends or make other payments to the Company or its restricted subsidiaries;

•                  merge or consolidate; and

•                  enter into transactions with affiliates.

                    The indenture governing the Notes also contains customary events of default.  Under the indenture, events of default include (i) default for 30 days in payment of interest on the Notes; (ii) default in payment of principal on the Notes at maturity, upon redemption pursuant to the provision of the Notes, upon required repurchase and upon declaration or otherwise; (iii) failure by the Company to comply with other agreements in the indenture or the Notes, in certain cases subject to notice and lapse of time; (iv) certain defaults or accelerations on other indebtedness of the Company if the amount accelerated (or so unpaid) exceeds $25 million, provided that such acceleration is not rescinded within a period of 10 days from the occurrence of such acceleration; (v) certain events of bankruptcy or insolvency with respect to the Company or significant subsidiaries; (vi) certain defaults with respect to subsidiary guarantees; and (vii) certain failures to pay judgments in excess of $25 million.  Upon the occurrence of certain events of default, the trustee or the holders of the Notes may declare all outstanding Notes to be due and payable immediately.

                    Pursuant to a registration rights agreement with the initial purchasers of the Notes dated June 6, 2006 (the “Registration Rights Agreement”), the Company has agreed to file and use its reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the Notes for other notes issued by the Company that are registered with the Securities and Exchange Commission and that have substantially identical terms as the Notes.  If the Company is not able to effect the exchange offer, the Company will use its reasonable best efforts to file and cause to become effective a shelf registration statement relating to resales of the Notes.  The Company is obligated to pay additional interest on the Notes if it does not satisfy certain of its obligations under the Registration Rights Agreement within the time periods specified therein.

                A copy of the indenture governing the Notes and the Registration Rights Agreement relating to the Notes are attached hereto as Exhibit 4.1 and 4.2, respectively, and are incorporated herein by this reference.  This report contains only a summary of certain provisions of the indenture governing the Notes and the Registration Rights Agreement.  The summaries do not purport to be complete and are qualified by reference to the those documents, which are filed as exhibits hereto. The Registration Rights Agreement contains representations, warranties and other provisions that were made or agreed to, among other things, to provide the parties thereto with specified rights and obligations and to allocate risk among them. Accordingly, the Registration Rights Agreement should not be relied upon as constituting a description of the state of affairs of any of the parties thereto or their affiliates at the time it was entered into or otherwise.

Item 9.01     Financial Statements and Exhibits

(c)           Exhibits.

Exhibit Number	Description

4.1	Indenture dated as of June 6, 2006 between Pogo Producing Company and The Bank of New York Trust Company, N.A.
4.2	Registration Rights Agreement dated as of June 6, 2006 among Pogo Producing Company and the initial purchasers named therein.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POGO PRODUCING COMPANY

Date: June 8, 2006	By:	/s/ James P. Ulm, II
James P. Ulm, II
Senior Vice President and Chief
Financial Officer